Contact Gold Corp.
An exploration stage company

CONDENSED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
As at and for three months ended March 31, 2019

(Expressed in Canadian dollars)

Contact Gold Corp.
Condensed Interim Consolidated Statements of Financial Position
Unaudited
(Expressed in Canadian dollars)

As at

	March 31, 2019	December 31, 2018
	$	$
Assets

Current assets
Cash and cash equivalents	2,216,266	545,164
Receivables and prepaids (Note 4)	295,516	488,517
Deferred share issue costs (Notes 7 and 9(b))	464,888	313,220
Total current assets	2,976,670	1,346,901

Non-current assets
Deposits (Note 4)	201,574	204,630
Fixed assets	26,063	29,800
Exploration properties and deferred acquisition costs (Note 5)	38,476,618	39,279,953
Total non-current assets	38,704,255	39,514,383

Total assets	41,680,925	40,861,284

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities (Notes 6 and 10)	1,014,341	885,931
Other current liabilities (Note 5(d))	35,861	35,073
Private placement rights (Note 7)	374,047	-
Total current liabilities	1,424,249	921,004

Non-current liabilities
Convertible preferred shares (Note 8)	11,770,166	11,589,700
Other non-current liabilities (Note 5(d))	76,714	75,029
Total non-current liabilities	11,846,880	11,664,729

Total liabilities	13,271,129	12,585,733

Shareholders' equity
Share capital (Note 9)	43,587,331	41,147,781
Contributed surplus (Notes 9(d) and 9(e))	2,285,418	1,995,449
Accumulated other comprehensive income (loss)	(318,328)	499,651
Accumulated deficit	(17,144,625)	(15,367,330)
Total shareholders' equity	28,409,796	28,275,551

Total liabilities and shareholders' equity	41,680,925	40,861,284

Basis of presentation and going concern (Note 2)

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Approved by the Board of Directors:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.
Condensed Interim Consolidated Statements of Loss and Comprehensive Loss
Unaudited
(Expressed in Canadian dollars, except share amounts)

	For the three months ended	For the three months ended
	March 31, 2019	March 31, 2018
	$	$
Operating expenses:

Exploration and evaluation expenditures (Notes 5 and 9(d))	598,341	614,479
Wages and salaries	539,498	192,167
Accretion of preferred share obligation (Note 8)	509,113	429,183
Stock-based compensation (Notes 9(d) and 9(e))	249,789	285,805
Administrative, office and general	115,066	117,131
Professional, legal & advisory fees	57,863	38,851
Investor relations, promotion and advertising	31,090	93,947
Accretion of Cobb Creek obligation (Note 5(d))	4,700	5,182
Loss on change in fair value of private placement rights (Note 7)	3,815	-
Interest and other income	(5,075)	(4,081)
Foreign exchange loss (gain)	(106,223)	(564,605)
Gain on change in fair value of embedded derivatives (Note 8)	(220,682)	40,537
Loss before income taxes	1,777,295	1,248,596

Income taxes	-	-

Loss for the year	1,777,295	1,248,596

Other comprehensive income (loss)
Items that may be reclassified subsequently to net income (loss)
Exchange difference on translation of foreign operations (Note 5)	(817,979)	1,089,809

Loss and comprehensive loss for the year	2,595,274	158,787

Loss per Contact Share (Note 9(e))

Basic and diluted loss per share	$0.03	$0.02

Weighted average number of Contact Shares (basic and diluted)	52,453,308	50,446,986

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statement of Shareholders' Equity
Unaudited
(Expressed in Canadian dollars, except share amounts)

	Common Shares
				Accumulated other	Accumulated	Total shareholders'
	Shares	Amount	Contributed surplus	comprehensive	deficit	equity
	(Notes 5(a), 9 and 15(b))		(Note 9(d))	income (loss)
	#	$	$	$	$	$
Balance as at January 1, 2018	50,346,986	41,000,559	650,284	(2,790,375)	(3,512,238)	35,348,230

Shares issued pursuant to acquisition of East Bailey property	250,000	112,500	-	-	-	112,500
Stock-based compensation	-		318,948	-	-	318,948
Cumulative translation adjustment	-	-	-	1,089,809	-	1,089,809
Loss for the period	-	-	-	-	(1,248,596)	(1,248,596)

Balance as at March 31, 2018	50,596,986	41,113,059	969,232	(1,700,566)	(4,760,834)	35,620,891

Balance as at December 31, 2018	50,596,986	41,147,781	1,995,449	499,651	(15,367,330)	28,275,551

Shares issued pursuant to private placement	9,827,589	2,479,769	-	-	-	2,479,769
Stock-based compensation			289,969	-	-	289,969
Share issue costs	-	(40,219)	-	-	-	(40,219)
Cumulative translation adjustment	-	-	-	(817,979)	-	(817,979)
Loss for the period	-	-	-	-	(1,777,295)	(1,777,295)

Balance as at March 31, 2019	60,424,575	43,587,331	2,285,418	(318,328)	(17,144,625)	28,409,796

The accompanying notes form an integral part of these condensed interim consolidated financial statements

Contact Gold Corp.
Condensed Interim Consolidated Statements of Cash Flows
Unaudited
(Expressed in Canadian dollars)

	For the three months ended	For the three months ended
	March 31, 2019	March 31, 2018

	$	$

Cash flows from operating activities
Loss for the year	(1,777,295)	(1,248,596)
Adjusted for:
Movements in working capital:
Receivables (Note 4)	12,894	(25,117)
Prepaids (Note 4)	180,107	174,606
Payables and accrued liabilities (Note 6)	(38,813)	(159,934)
Gain relating to change in fair value of embedded derivatives (Note 8)	(220,682)	(564,605)
Loss relating to change in fair value of private placement rights (Note 7)	3,815	-
Accretion of Contact Preferred Shares host (Note 8)	509,113	429,183
Foreign exchange relating to Contact Preferred Shares (Note 8)	(222,425)	183,685
Stock-based compensation (Note 9(d))	289,969	318,948
Foreign exchange impact on translation of cash balances during the period	116,202	-
Accretion of Cobb Creek obligation (Note 5(d))	4,700	5,182
Foreign exchange impact on Cobb Creek obligation (Note 5(d))	2,473	-
Amortization	3,737	-
Net cash used in operating activities	(1,136,205)	(886,648)

Cash flows from investing activities
Transaction costs relating to acquisition of exploration properties (Notes 5(a))	-	(35,830)

Net cash used in investing activities	-	(35,830)

Cash flows from financing activities
Cash received from Private Placement	2,828,236	-
Share issue costs, paid on Private Placement	(85)	-
Change in working capital attributable to share issue costs	(24,373)	-
Interest income on cash and cash equivalents	200	4,081
Net cash generated from financing activities	2,803,978	4,081

Effects of exchange rates changes on the balance of cash held in foreign currencies	3,329	13,550
Net increase (decrease) in cash	1,671,102	(904,847)

Cash, beginning of year	545,164	6,176,258

Cash, end of the year	2,216,266	5,271,411

Supplemental cash flow information (Note 14)

The accompanying notes form an integral part of these consolidated financial statements

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

1.	NATURE OF BUSINESS

Contact Gold Corp. (the "Company", or "Contact Gold") (formerly Winwell Ventures Inc., "Winwell"), was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) (the "Act") on June 14, 2006.

On June 7, 2017 the Company closed a series of transactions including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation of Winwell’s share capital, and iii) the acquisition of a 100% interest (the "Clover Acquisition") in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in the State of Nevada (the "Contact Properties") (together, the "Transactions").

Winwell was renamed Contact Gold and continued under the laws of the State of Nevada when the Transactions closed, and the Company began trading on the TSX Venture Exchange ("TSXV") under the symbol “C” on June 15, 2017.

The Company is an exploration stage business engaged in the acquisition, exploration and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

2.	BASIS OF PRESENTATION AND GOING CONCERN

These unaudited condensed interim consolidated financial statements for the three months ended March 31, 2019 (the "Interim Financial Statements") have been prepared in accordance with IAS 34, Interim financial reporting.

The Interim Financial Statements should be read in conjunction with the annual consolidated financial statements for the year ended December 31, 2018 ("Annual Financial Statements"), which were prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Except as described in Note 3, the Company uses the same accounting policies and methods of computation as in the Annual Financial Statements.

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities and expenses. Estimates and judgments are regularly evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.

In preparing these Interim Financial Statements, the significant judgments made by management in applying the Company’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the Annual Financial Statements.

Through the three months ended March 31, 2019, the Company recognized a comprehensive loss of $2.6 million. As at March 31, 2019, Contact Gold has an accumulated deficit of $17.1 million, and working capital of $1.6 million. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future. Contact Gold’s continuation as a going concern depends on its ability to successfully raise financing. Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; therefore giving rise to a material uncertainty which may cast significant doubt as to whether Contact Gold’s cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Interim Financial Statements.

Consequently, management is pursuing various financing alternatives, including the Prospectus Offering described at Note 15(b), to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk.

The Interim Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

The Board of Directors of the Company (the "Board") authorized the Interim Financial Statements on May 27, 2019.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Financial assets and liabilities

Under the Company’s financial instrument policy, the Private Placement Rights issued as part of the March 2019 Private Placement (Note 7) have been determined to be a derivative instrument recognized as a Level 3-type financial liability carried at fair value through profit or loss ("FVTPL").

The initial recognition of the Private Placement Rights considers the total consideration received by the Company in the Private Placement. The Company used the residual method to allocate the value of proceeds received between the Rights and the common shares of the Company ("Contact Shares") issued in the Private Placement. The Private Placement Rights are measured at their initial fair value, less directly attributable transaction costs, and the residual is allocated to those Contact Shares issued on initial closing.

In determining the fair value of the Private Placement Rights on the date of issue and in subsequent periods, it was necessary for the Company to make certain judgments relating to the probability and timing of the occurrence of each of the Conversion Scenarios. It was also necessary for the Company to make certain assumptions to derive the effective interest rate used in calculating the Company’s credit spread, as well as assumptions relating to share price volatility.

The Company based its judgments and assumptions on parameters relevant to the initial closing date for the Private Placement on March 14, 2019, and then again as at March 31, 2019. The current liability will be subsequently adjusted for changes in these judgments and assumptions at each reporting date until settlement, with a corresponding charge through profit or loss. The nature of these judgments and assumptions, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period. Existing circumstances and assumptions about future developments may change due changes in market conditions or circumstances arising beyond the control of the Company. Such changes could materially affect the related fair value estimates and are reflected in the assumptions when they occur.

The following revised standards were adopted January 1, 2019:

IFRIC 23

IFRIC 23, Uncertainty over Income Tax Treatments ("IFRIC 23"), provides guidance on the accounting for current and deferred tax liabilities and assets in circumstances in which there is uncertainty over income tax treatments. Applicable for annual periods beginning on or after January 1, 2019, with earlier application permitted, IFRIC 23 requires: (a) an entity to contemplate whether uncertain tax treatments should be considered separately, or together as a group, based on which approach provides better predictions of the resolution; (b) an entity to determine if it is probable that the tax authorities will accept the uncertain tax treatment; and (c) if it is not probable that the uncertain tax treatment will be accepted, measure the tax uncertainty based on the most likely amount or expected value, depending on whichever method better predicts the resolution of the uncertainty.

There was no consequential impact upon adoption.

IFRS 16

Effective January 1, 2019, the Company adopted IFRS 16, Leases ("IFRS 16") using the full retrospective approach. IFRS 16 replaces IAS 17, Leases (and related interpretations), the previous accounting standard. Pursuant to IFRS 16, substantially all leases are recognized on the statement of financial position.

At inception of a contract, the Company assesses whether the contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less, and leases of low-value assets. For these leases, the Company recognizes the lease payments as an expense in net loss (income) on a straight-line basis over the term of the lease. The Company recognizes a lease liability and a right-of-use asset at the lease commencement date. The lease liability is initially measured as the present value of future lease payments discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company’s applicable incremental borrowing rate. The incremental borrowing rate is the rate which the Company would have to pay to borrow, over a similar term and with a similar security, the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

IFRS 16 (continued)

Lease payments included in the measurement of the lease liability comprise the following:

•	fixed payments, including in-substance fixed payments, less any lease incentives receivable;
•

variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date (where, in such cases, the initial measurement of the lease liability assumes the variable element will remain unchanged throughout the lease term; and other variable lease payments are expensed in the period to which they relate);

•	amounts expected to be payable by the Company under residual value guarantees;
•	the exercise price of a purchase option if the Company is reasonably certain to exercise that option; and
•	payments of penalties for terminating the lease, if the Company expects to exercise an option to terminate the lease.

The lease liability is subsequently measured by:

•	increasing the carrying amount to reflect interest on the lease liability;
•	reducing the carrying amount to reflect the lease payments made; and
•	remeasuring the carrying amount to reflect any reassessment o r lease modifications. The lease liability is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in the Company’s estimate of the amount expected to be payable under a residual value guarantee, or if the Company changes its assessment of whether it will exercise a purchase, extension or termination option. The right-of-use asset is initially measured at cost, which comprises the following:

o	the amount of the initial measurement of the lease liability;
o	any lease payments made at or before the commencement date, less any lease incentives received;
o	any initial direct costs incurred by the Company; and
o

an estimate of costs to be incurred by the Company in dismantling and removing the underlying asset, restoring the site on which it is located or restoring the underlying asset to the condition required by the terms and conditions of the lease, unless those costs are incurred to produce inventories.

The Company exercises judgment regarding whether it was reasonably certain that the Company would exercise an option to extend a lease.

Right-of-use assets are subsequently measured at cost, less any accumulated depreciation and any accumulated impairment losses, and adjusted for any remeasurement of the lease liability. They are depreciated in accordance with the Company’s accounting policy for property, plant and equipment, from the commencement date to the earlier of the end of its useful life or the end of the lease term. Each lease payment is allocated between the lease liability and finance cost. The finance cost is charged to net loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

The right-of-use assets are presented as property, plant and equipment and the lease liabilities are presented as loans on the consolidated statement of financial position.

Impact of Accounting Policy Changes – IFRS 16 Transition

The Company elected to account for certain arrangements, including its Vancouver and Nevada offices, as short-term and low-value assets, and has thus not recognized a lease liability and corresponding right-of-use asset for these arrangements.

There was no consequential impact upon adoption for any period, and accordingly there has been no restatement of prior periods, nor any adjustment to the retained earnings.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Annual Improvements

On December 12, 2017, the IASB issued narrow-scope amendments to three standards as part of its annual improvements process. The amendments are effective on or after January 1, 2019. Each of the amendments has its own specific transition requirements.

Amendments were made to the following standards for which there was no consequential impact upon adoption:

•	IFRS 3, Business Combinations and IFRS 11, Joint Arrangements – to clarify how an entity accounts for increasing its interest in a joint operation that meets the definition of a business;

•

IAS 12, Income Taxes – to clarify that all income tax consequences of dividends are recognized consistently with the transactions that generated the distributable profits - i.e. in profit or loss, other comprehensive income (loss), or equity; and

•

IAS 23, Borrowing Costs – to clarify that specific borrowings - i.e. funds borrowed specifically to finance the construction of a qualifying asset - should be transferred to the general borrowings pool once the construction of the qualifying asset h as been completed. The amendments also clarify that an entity includes funds borrowed specifically to obtain an asset other than a qualifying asset as part of general borrowings.

Other new standards, interpretations and amendments adopted by the Company

Several other amendments and interpretations apply for the first time in 2019, but do not have an impact on the Interim Financial Statements.

The Company has not early adopted any other standard, interpretation or amendment that has been issued but is not yet effective.

4.	RECEIVABLES, PREPAIDS AND DEPOSITS

	As at	As at
	March 31, 2019	December 31, 2018
Receivables and sales taxes recoverable	$14,311	$27,205
Prepaid expenses	281,205	461,312
	$295,516	$488,517

Prepaid expenses include $251,787 (December 31, 2018: $406,633) relating to fees paid to the United States’ Department of Interior’s Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees"). Such fees to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year. Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Fees paid pursuant to private property lease and other similar land use arrangements cover the twelve-month period of their respective anniversaries.

The Company also has non-current deposits of $201,574 (December 31, 2018: $204,630) made primarily in connection with securing exploration and disturbance bonding in the State of Nevada.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS

Pursuant to the Clover Acquisition, the Company acquired 100% of the membership interests of Clover, a Nevada limited liability company, from Waterton Nevada Splitter, LLC ("Waterton Nevada") (Note 10). Clover is the legal entity that holds the mineral property rights and interests that comprise the Contact Properties, located on Nevada's Carlin, Independence, and Northern Nevada Rift gold trends. The total of consideration paid ($40,537,020) and transaction costs incurred ($586,073) to acquire Clover in June 2017 was allocated to the (i) individual Contact Properties and (ii) related prepaid Claims Maintenance fees, based on relative fair values at that time.

Waterton Nevada holds a right of first offer ("ROFO"), a right of first refusal ("ROFR") and other rights over the Contact Gold Properties (Note 8). A third-party holds a ROFO on certain of the Portfolio properties. With the exception of the Cobb Creek property (nil%), the Contact Gold Properties each carry an NSR of between 2% and 4%, some of which include buy-down options.

The Company has subsequently acquired additional mineral p roperty claims contiguous to the original tenure ("Additions"), and either vended ("Disposals") or determined to abandon or impair certain properties. Balances presented as Portfolio properties include the remaining Contact Gold Properties.

	Pony Creek	Dixie Flats	North Star	Cobb Creek	Portfolio	Total
	(a)	(b)	(c)	(d)	properties (e)
January 1, 2018	$25,562,188	$3,301,379	$577,049	$272,979	$8,758,904	$38,472,499
Additions	144,143	-	-	-	-	144,143
Disposals & Impairments	-	-	-	-	(2,608,188)	(2,608,188)
Foreign Exchange	2,248,082	288,690	50,460	23,871	660,396	3,271,499
December 31, 2018	$27,954,413	$3,590,069	$627,509	$296,850	$6,811,112	$39,279,953
Foreign Exchange	(571,710)	(73,422)	(12,834)	(6,071)	(139,298)	(803,335)
March 31, 2019	$27,382,703	$3,516,647	$614,675	$290,779	$6,671,814	$ 38,476,618

(a) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. The value assigned for the property as part of the Clover Acquisition is $27,147,164 plus $188,225 in transaction costs. There is a 3% net smelter returns ("NSR") royalty on those claims that comprised Pony Creek when acquired from Waterton Nevada, 1% of which can be bought back for USD 1,500,000 prior to February 7, 2020.

On February 6, 2018, the Company acquired what was known as the East Bailey property, which is contiguous to Pony Creek, in exchange for 250,000 Contact Shares valued at $112,500 and a 2% NSR royalty on certain of the claims. An aggregate amount of $39,181 (including $7,538 incurred in the year ended December 31, 2017) in directly attributable expenditures incurred relating to the East Bailey acquisition has also been included in "Additions". There is a 3% NSR royalty over other claims that comprise East Bailey, up to 2% of which can be bought back for USD 1,000,000 per 1% prior to September 2030.

(b) Dixie Flats

The Dixie Flats property sits approximately 11 kilometres to the north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned to the Dixie Flats property is $3,412,500 plus $66,625 in transaction costs. There is a 2% NSR royalty on the Dixie Flats property, 1% of which can be bought back for USD 1,500,000.

(c) North Star

The North Star property is located approximately 8 kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. The acquisition value assigned for this property is $608,400 plus $11,878 in transaction costs. There is a 3% NSR on the North Star property.

(d) Cobb Creek

Upon closing of the Clover Acquisition, the Company acquired a 49% interest in the Cobb Creek property located in Elko County, Nevada. The acquisition value assigned to the Company’s interest in Cobb Creek was $125,619 including $10,812 in transaction costs. The Company subsequently acquired the remaining 51% interest, and related historic data, in exchange for six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

5.	EXPLORATION PROPERTIES AND DEFERRED ACQUISITION COSTS (continued)

(d) Cobb Creek (continued)

The total value of the remaining obligation (the "Cobb Creek obligation") was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Contact Preferred Shares (Note 8). The second annual payment of USD 30,000 ($39,777) was made in November 2018. The remaining Cobb Creek obligation is recorded to the condensed interim consolidated statements of financial position as a current ($35,861) and non-current amount ($76,714) ($35,073 and $75,029, respectively as at December 31, 2018). Accretion expense of $4,700, and a foreign exchange loss of $2,473 have been recorded within other comprehensive loss for the three months ended March 31, 2019 ($5,182 and $8,549, respectively, for the three months ended March 31, 2018).

(e) Portfolio

By an agreement dated November 5, 2018 (the "Disposal Agreement"), the Company disposed of the Golden Cloud and Santa Renia properties to Waterton Nevada in exchange for aggregate cash consideration of $560,951 (Note 10). The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018. Pursuant to the Disposal Agreement, Waterton Nevada also reimbursed the Company for $79,008 (USD 60,975) in Claims Maintenance fees relating in aggregate to the two properties. The reimbursed funds were applied against the carrying value of Claims Maintenance fees (Note 4).

During the year ended December 31, 2018, the Company determined to impair those mineral property claims that comprise the Woodruff property. Accordingly, the carrying value of Woodruff was written down by $85,176 to $nil.

Exploration and evaluation expenditures expensed to the statements of loss and comprehensive loss

Exploration and evaluation expenditures incurred by Contact Gold, including ongoing amortization of prepaid claims maintenance fees, have been cumulatively expensed in the statement of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	For the period from	For the period from
	January 1, 2019 to	January 1, 2018 to
	March 31, 2019	March 31, 2018
Geological contractors/consultants & related crew care costs	$103,032	$199,102
Land claims fees	145,778	167,831
Wages and salaries, including share-based compensation	299,063	121,961
Drilling, assaying & geochemistry	25,207	85,925
Permitting and environmental monitoring	16,764	39,660
Property evaluation and data review	8,497	-
Expenditures for the period	$598,341	$614,479
Cumulative balance	$9,308,415	$4,877,174

Wages and salaries through the three months ended March 31, 2019 include share-based compensation of $40,180 (March 31, 2018: $33,143) (Note 9(d)).

An amount of $3,737 (March 31, 2018: $nil) in amortization expense arising from the use of fixed assets at Pony Creek has been included in the amount reported as geological contractors/consultants & related crew care costs. Details of exploration and evaluation expenditures incurred and expensed by Contact Gold on specific, focal, Contact Properties are as follows:

	For the period from	For the period from
	January 1, 2019 to	January 1, 2018 to
	March 31, 2019	March 31, 2018
Pony Creek	$495,063	$482,792
Dixie Flats	20,145	20,424
North Star	3,542	6,559
Cobb Creek	9,895	24,077
Portfolio properties	61,199	80,627
Property evaluation and data review	8,497	-
Expenditures for the period	$598,341	$614,479
Cumulative balance	$9,308,415	$4,877,174

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

6.	PAYABLES AND ACCRUED LIABILITIES

	As at	As at
	March 31, 2019	December 31, 2018
Payables	$699,581	$726,738
Accrued liabilities	314,760	159,193
	$1,014,341	$885,931

Payables and accrued liabilities are non-interest bearing and are normally settled on 30-day terms.

7.	CONVERTIBLE COMMON SHARE RIGHTS

On March 14, 2019, the Company closed a non-brokered private placement of 9,827,589 Contact Shares (the "March Private Placement"), at a price of $0.29 per Contact Share (the "Placement Price") for proceeds of $2,850,001 (Note 9(b)(i)). Each Contact Share was accompanied by one right (a "Private Placement Right"), which, subject to the rules and limitations of the TSXV, shall automatically convert to additional Contact Shares without the payment of additional consideration, upon the earlier of:

(a)	the closing of a public offering registered or qualified under the Securities Act of 1933, as amended (the "Securities Act") (a "Qualified Offering");

(b)	a Change of Control of Contact Gold; or

(c)	one year following the closing date of the March Private Placement ("Time Deadline"),

for that number of additional Contact Shares determined as follows:

(i)

if the offering price of common stock sold in a Qualified Offering is greater than the Placement Price, for that number of shares of Contact Shares to provide a Placement Price with an effective 5% discount;

(ii)

if the offering price of Contact Shares sold in a Qualified Offering is equal to or less than the Placement Price, for that number of Contact Shares to provide a Placement Price with an effective 10% discount to the Qualified Offering price;

(iii)	in the event of a Change of Control, for that number of Contact Shares to provide a Placement Price with an effective 5% discount; or

(iv)

in the event of conversion at the Time Deadline, for that number of Contact Shares to provide a Placement Price that is equal to the maximum allowable discount prescribed pursuant to the rules of the TSXV.

(together, (a), (b), (c), the "Conversion Scenarios").

The maximum possible number of issuable Contact Shares as a consequence of the conversion of the Rights is 2,047,414. All securities offered are restricted securities under Rule 144 under the Securities Act.

In determining whether the Rights met the definition of a derivative classified as a current liability, the Company considered the following:

a)	The number of additional Contact Shares issuable, and accordingly the value of the Private Placement Rights, changes based on the Company’s share price on the TSXV;

b)	The initial net investment is smaller than would be required to buy the underlying financial instrument; and

c)	They are settled at a future date at the occurrence of the first of the three Conversion Scenarios (Note 15(b)).

Because the settlement under each Conversion Scenario impacts the settlement of the other scenarios, the Company determined that the Private Placement Rights are not separable legally or practically from each other. Given this interconnectivity, the Company concluded that the Private Placement Rights be treated as one instrument

The total estimated fair value of the Private Placement Rights at issuance was $370,232. The valuation was undertaken using certain observable and unobservable inputs in multiple Monte Carlo simulations. Significant inputs into the determination of fair value included (i) the price of the Contact Shares on the TSXV, (ii) and the annualized historical volatility of the price of the Contact Shares on the TSXV (range: 85.8% - 92.3% when the Rights were issued, and 88.2% - 92.3% at period end) of those share prices for applicable terms, (ii) risk-free rates, and (iii) probability weightings for the likelihood and potential timing of each of the respective Conversion Scenarios determined by management, as well as expectations relating to the discount to be expected in a Qualified Offering.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

7.	CONVERTIBLE COMMON SHARE RIGHTS (continued)

The impact of changes in estimates of the probability of the one of the Qualified Offering, Change of Control, or the expiration of the Time Deadline occurring first may also impact the fair value of the Private Placement Rights. There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships. Accordingly, there may be significant volatility to the fair value of the Private Placement Rights from period to period.

A summary of changes to the value of the Private Placement Rights is set out below:

Fair value as at March 14, 2019	$370,232
Change in fair value	3,815
Fair value as at March 31, 2019	$374,047

The change in fair value of the Private Placement Rights is reflected on the condensed interim consolidated statements of loss and comprehensive loss.

8.	CONVERTIBLE PREFERRED SHARES

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting preferred shares of Contact Gold ("Contact Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount"). The accrued Dividend amount is payable on the earlier of conversion and the Maturity Date.

As a contract to buy non-financial assets (the Contact Properties) that is ultimately settled in either cash or Contact Shares, the Contact Preferred Shares are considered to be comprised of (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Contact Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives"). Pursuant to IFRS 9, Financial Instruments, an embedded derivative is a component of a hybrid instrument that also includes a non-derivative "host" contract, with the effect that some of the cash flows of the combined instrument vary, according to a specified interest rate, commodity price, foreign exchange rate or other such variable, in a way similar to a standalone derivative. As a reflection of the potential modification and variability of the cash flows arising from the host instrument (the "host") and the Embedded Derivatives, each are measured separately from each other. The Embedded Derivatives are classified as liabilities, and each are interconnected and relate to similar risk exposures, namely Contact Gold’s interest rate risk (as changes in the Company’s credit spread change the economic value of the redemption), and the Company’s foreign exchange rate risk exposure (as the foreign exchange rate and the price of the Company’s common shares and volatility thereof impact the conversion price and number of Contact Shares issuable on conversion). Accordingly, the Embedded Derivatives are valued together as one compound instrument.

Those Pref Share Rights for which there is separate accounting from the host contract are as follows:

i.

The "Conversion Option" (the "COption"): Subject to the limitation that Waterton Nevada (and/or its affiliates) cannot own more than 49% of the issued and outstanding Contact Shares following conversion of the Contact Preferred Shares (the "Conversion Cap"), the Contact Preferred Shares are convertible at the holder’s election, into Contact Shares at a conversion price of $1.35 per Contact Preferred Share (the "Conversion Price"). The number of Contact Shares to be issued on conversion is equal to the Redemption Amount at the conversion date, converted to Canadian dollars, and divided by the Conversion Price. Accordingly, because the Face Value and Dividend amount are denominated in USD, and the conversion price is denominated in Canadian dollars, the p referred share conversion ratio is modified by changes in the USD-Canadian dollar exchange rate. This changes the number of Contact Shares that the Company would issue to the preferred shareholder(s) upon conversion.

ii.

The "Early Redemption Option" (the "EROption"): Contact Gold has the option to redeem the Contact Preferred Shares at any time before the Maturity Date at the Redemption Amount, in USD. Upon receipt of notification of redemption, and subject to the Conversion Cap, the holder can choose to exercise their conversion right for all or any portion of the Contact Preferred Shares.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.	CONVERTIBLE PREFERRED SHARES (continued)

iii.

The "Change of Control Redemption Option" (the "COCROption"): If a Change of Control (generally including such events as a merger, amalgamation, reorganization or similar transaction that causes a change in control of Contact Gold, or the sale, lease, transfer or other disposition of all or substantially all of Contact Gold’s assets) occurs, on or prior to the fourth anniversary of the issuance of the Contact Preferred Shares (the "PShare Anniversary"), the holder of the Contact Preferred Shares has the option to require Contact Gold to redeem all or part of the Contact Preferred Shares for the "COCR Option Amount", unless such change in control transaction is with Waterton Nevada.

The COCR Option Amount is calculated as (a) 120% of the Redemption Amount, if there is a Change of Control on or prior to the second PShare Anniversary; or (b) 115% of the Redemption Amount, if there is a Change of Control after the second PShare Anniversary, but on or prior to, the fourth PShare Anniversary.

Industry standard methodology was used to determine the fair value of the host and the Embedded Derivatives, utilizing a set of coupled partial differential two coupled equations solved numerically using finite-difference methods and the Black Scholes option-pricing model ("Black-Scholes"). Upon issuance, the fair value of the Contact Preferred Shares was determined to be $14,987,020 (approximately equal to the Face Value), including $6,846,649 in value attributable to the Embedded Derivatives.

Preferred Shares (host)

The host was initially recorded at fair value of USD 6,033,480 ($8,140,371), and is revalued each period end using the same approach as described to revalue the Embedded Derivatives, resulting in a difference to the fair value that will vary from period-to-period. The estimated fair value of the host as at March 31, 2019 is USD 9,117,607 ($12,183,858). The carrying value has been recognized as a financial liability at amortized cost, reflective of the fixed rate Dividend, and the mandatory redemption feature, both payable in cash on the Maturity Date. Using the effective interest rate method, at a rate of 18.99%, the host is remeasured at amortized cost each period end, with an accretion expense recorded to the condensed interim consolidated statements of loss and comprehensive loss.

The impact from changes to the foreign exchange rate resulted in a loss for the period January 1, 2019 to March 31, 2019, reducing the host obligation in that period (March 31, 2018: gain).

A summary of changes to the value of the host for each of the periods ended March 31, 2019 and 2018 is set out below:

December 31, 2017	8,419,705
Change in value of the Preferred Shares host
Accretion	429,183
Foreign exchange	183,685
March 31, 2018	9,032,573

December 31, 2018	11,003,919
Change in value of the Preferred Shares host
Accretion	509,113
Foreign exchange	(222,424)
March 31, 2019	11,290,608

Pref Share Embedded Derivatives

The total estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649). This amount has been recorded as part of the convertible redeemable Preferred Shares liability account on the consolidated statements of financial position. In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3. Significant inputs into the determination of fair value included (i) the Company’s common share price, (ii) an indexed average historical volatility of 48.1% (48.5% at inception), (iii) rates from the USD/CAD foreign exchange forward curve, and (iv) the USD risk-free rate curve and the CAD risk-free rate curve, at the date of inception, and again at period end. The Company also determined probability weightings for the potential exercise and timing thereof of the (i) COCROption, and (ii) EROption. As at December 31, 2018, the Company reassessed and slightly increased its assumption as to the possibility of a Change of Control, decreasing the total estimated fair value of the Embedded Derivatives by an incremental $230,670 over that which would have otherwise been determined.

There is an inverse correlation of the fair value of the Embedded Derivatives and the USD-denominated value of the Contact Shares on the TSXV. The impact of changes in estimates of the probability of the exercise of the COCROption and EROption are generally correlated; however, the calculation of such is also impacted by changes to the different risk-free rate curves, further impacting the fair value of the Embedded Derivative.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

8.	CONVERTIBLE PREFERRED SHARES (continued)

Pref Share Embedded Derivatives (continued)

There is significant complexity to the interplay and impact of these various inputs and the quantum resultant from these relationships, which is further influenced by changes to management’s assumptions as to the potential exercise and timing thereof of the COCROption and the EROption. Accordingly, there may be significant volatility to the fair value of the Embedded Derivatives from period to period.

During the period June 7, 2017 to December 31, 2018, and again through March 31, 2019, the fair value of the Embedded Derivatives decreased as a result of changes to these inputs and assumptions. The amounts of these changes are included in the gain on change in fair value of Embedded Derivatives account on the respective condensed interim consolidated statements of loss and comprehensive loss.

A summary of changes to the value of the Embedded Derivatives is set out below:

December 31, 2017	$1,047,042
Change in fair value of Embedded Derivatives	(564,605)
March 31, 2018	$482,437

December 31, 2018	$585,781
Change in fair value of Embedded Derivatives	(106,223)
March 31, 2019	$479,558

Other Pref Share Rights

In addition to the Embedded Derivatives, the Pref Share Rights include the following rights, privileges, restrictions and conditions ("Other Terms") for which there is no accounting impact:

•

So long as Waterton Nevada and/or its affiliates beneficially own or control 331/3% or more of the Contact Preferred Shares issued on closing of the Clover Acquisition, and subject to the provisions of the Contact Preferred Shares:

i.

Right of First Offer. Contact Gold will be obligated to inform Waterton Nevada of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in the Contact Properties that is not a sale of all or substantially all of Contact Gold’s assets and provide Waterton Nevada with a summary of the essential terms and conditions by which it is prepared to sell any specified interest in the Contact Properties Upon receipt of such divesting notice, Waterton Nevada will have the right to elect to accept the offer to sell by Contact Gold on the terms contained on the divesting notice. If Waterton Nevada does not elect to accept the offer for such specified terms, Contact Gold shall be permitted to sell its specified interest in the Contact Properties to a third-party for a period of 180 days from the date of the original divesting notice on terms and conditions no less favourable to Contact Gold than those contained in the divesting notice.

ii.

Right of First Refusal. If Contact Gold shall have obtained an offer from one or more third-party buyers in respect of the sale, lease, exchange, transfer or other disposition of any of the Contact Properties, in whole or in part, in any single transaction or series of related transactions, which offer Contact Gold proposes to accept, Contact Gold shall promptly provide written notice of such fact to Waterton Nevada and offer to enter into such a transaction with Waterton Nevada.

iii.

Sale of Substantially All of Contact Gold’s Assets. Contact Gold shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without Waterton Nevada’s prior written consent, which will not be unreasonably withheld or delayed.

•

Liquidation. In the event of a liquidation, dissolution or winding-up of Contact Gold or other distribution of assets of Contact Gold among its shareholders for the purpose of winding up its affairs or any steps taken by Contact Gold in furtherance of any of the foregoing, the holders of Contact Preferred Shares shall be entitled to receive from the assets of Contact Gold in priority to any distribution to the holders of Contact Shares or any other class of stock of Contact Gold, the Liquidation Value (as such term is defined in the articles of incorporation of Contact Gold) per Contact Preferred Share held by them respectively, but such holders of Contact Preferred Shares shall not be entitled to participate any further in the property of Contact Gold.

Based on the rate of foreign exchange at period end, the number of Contact Shares to be issued would be 10,987,356 if all of the outstanding Contact Preferred Shares had been converted into Contact Shares. Diluted loss per share does not include the effect of such issuance (March 31, 2018: nil), as the Contact Preferred Shares are currently anti-dilutive.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS

a)	Authorized

The Company’s authorized share capital consists of:

(i)	up to 500,000,000 Contact Shares with a par value of US$0.001, voting and participating;
(ii)	up to 15,000,000 Class A non-voting Contact Preferred Shares (Note 8).

b)	Issued and outstanding common shares

Contact Shares

Changes in issued common share capital during the three months ended March 31, 2019:

(i)

The Company closed the March Private Placement on March 14, 2019 and issued 9,827,589 Contact Shares at the Placement Price for proceeds of $2,850,001. Each Contact Share was accompanied by a Private Placement Right automatically convertible to a certain number of additional Contact Shares (Note 7). A total of $40,219 in transaction costs were recognized in equity, of which $21,750 in finders’ fees was paid, and net settled on closing of the March Private Placement. Additional cost of $6,004 been recorded as deferred share issue cost related with private placement rights.

Additional Contact Shares were issued pursuant to the conversion of the Private Placement Right, and pursuant to a public offering of Contact Shares subsequent to period end (Note 15(b)). As at March 31, 2019, the Company had recorded $464,888 (December 31, 2018: $313,220) in deferred share issue costs incurred in relation to the filing of the Prospectus Offering and other related documents and filings (Note 15(b)).

Changes in issued common share capital during the three months ended March 31, 2018:

(ii)

On February 5 , 2018, the Company issued 250,000 Contact Shares with a value of $112,500 as partial consideration for the acquisition of the East Bailey property, now part of the Pony Creek property (Note 5(a)).

c)	Escrowed Contact Shares and other restrictions and obligations

As at March 31, 2019, 10,534,611 (December 31, 2018: 10,534,611) of the Contact Shares were held in escrow and restricted from trading, pursuant to the rules of the TSXV. These trading restrictions expire as follows:

June 14, 2019	3,511,537
December 14, 2019	3,511,537
June 14, 2020	3,511,537
10,534,611

As a condition to the completion of the Transactions, and in addition to the escrow provisions imposed by the TSXV, Waterton Nevada’s shareholdings in Contact Gold (18,500,000 Contact Shares) are subject to a lock-up whereby it shall not sell or otherwise dispose of its security holdings in Contact Gold for a period of 24 months from the closing of the Transactions, other than in limited circumstances.

The Contact Shares held by certain directors and officers of the Company issued in connection with, or held at, the closing of the Transactions (in aggregate, 5,785,248 Contact Shares) are also subject to a lock-up period ending 24 months following the closing of the Transactions.

In addition to having a right to receive regular updates of technical information about Contact Gold, one shareholder, holding approximately 12% of the issued and outstanding Contact Shares as at March 31, 2019, was provided a right to maintain its pro rata ownership percentage of Contact Gold during future financings. This right was not exercised in either the March Private Placement or the Prospectus Offering subsequent to period end.

d)	Equity remuneration

Pursuant to the "2017 Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of stock options to purchase Contact Shares ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), and restricted share units ("RSUs"), all in compliance with the TSXV’s policy for granting such awards.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)	Equity remunerations (continued)

(i) Stock options

As a component of the Incentive Plan, the Company has established a stock option plan in compliance with the TSXV’s policy for granting Options. Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 10,026,899 Contact Shares, together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant. Options have expiry dates of no later than five years after the grant date. Vesting of Options is determined by the Board at the time of grant. As at March 31, 2019, 2,494,916 Options have vested (December 31, 2018: 1,166,583).

A summary of the changes in Options is presented below:

		Weighted
	Number	Average
	of Options	Exercise Price

Outstanding as at December 31, 2017	3,583,000	$0.97
Granted	3,985,000	$0.39
Expired	-	-
Forfeit or cancelled	-	-
Exercised	-	-

Outstanding as at March 31, 2018	7,568,000	$0.66

Outstanding as at December 31, 2018	8,198,000	$0.64

Granted	-	-
Expired	-	-
Forfeit or cancelled	(80,000)	$0.415
Exercised	-	-

Outstanding as at March 31, 2019	8,118,000	$0.64

The Company has awarded Options to directors, officers and other personnel as follows:

Grant Date	Number of	Exercise	Vesting
	Options	Price

June 13, 2017	3,233,000	$1.00	2,900,000 vesting in thirds over a period of three years;
			333,000 vesting in quarters over a period of four years
September 11, 2017	150,000	$0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$0.58	vesting in thirds over a period of three years
March 27, 2018	3,985,000	$0.39	vesting in thirds over a period of three years
April 17, 2018	480,000	$0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$0.295	vesting in thirds over a period of three years

All Options granted have a five-year expiry from the date of grant.

On March 15, 2019, 80,000 Options originally awarded on April 17, 2018 to a consultant to the Company were forfeit further to the termination of the related services agreement.

Share-based compensation expense during the three months ended March 31, 2019 is $249,789 (three months ended March 31, 2018: $285,805). An additional amount of $40,180 was charged to exploration and evaluation expenditures on the condensed interim consolidated statement of loss and comprehensive loss for the three months ended March 31, 2019 (three months ended March 31, 2018: $33,143) (Note 5).

An additional 1,670,000 Options were awarded subsequent to period end (Note 15(a)).

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

9.	SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

d)	Equity remuneration (continued)

(i) Stock Options (continued)

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Company’s common shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company’s Options exceeds the Company’s trading history

There were no Options awarded in the three months ended March 31, 2019. The weighted average fair value of Options granted during the three months ended March 31, 2018, determined using Black-Scholes was $0.64 per Option. The remaining average contractual life of Options outstanding is 3.67 years. For the purposes of estimating the fair value of Options awarded in 2018, using the Black-Scholes model, certain assumptions are made such as the expected dividend yield (0%), risk-free interest rates (range between 1.15% and 2.14%), and expected average life of the options (5 years).

As the expected life of Contact Gold’s Options exceeded the length of time over which the Contact Shares have traded, average rates of volatility of 65%-71% were used, reflecting those of a group of similar publicly-listed companies in determining an expectation of volatility of the market price of the Company’s shares. A 0% forfeiture rate was applied to the Option expense.

(ii) Restricted Shares

The Company granted 100,000 Restricted Shares to an officer of the Company under the Incentive Plan on June 13, 2017. These Restricted Shares vest in thirds at the end of each year from the date of grant. The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares prior to completing the Transactions.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
January 1, 2018	-
Granted	-
Vested	33,333
March 31, 2018	66,667

January 1, 2019	66,667
Granted	-
Vested	-
March 31, 2019	66,667

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss over the vesting period. During the three-month period ended March 31, 2019 an amount of $8,333 was recognized to the value of share capital for those vested Restricted Shares (March 31, 2018: $8,333).

e)	Loss per shar

The calculation of basic and diluted loss per Contact Share for the three months ended March 31, 2019 was based on the loss attributable to common shareholders of $1,777,295 and the weighted average number of Contact Shares outstanding of 52,453,308, including the Restricted Shares.

Diluted loss per share did not include the effect of 8,118,000 Options (December 31, 2018: 8,198,000) as they are anti-dilutive.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

10.	RELATED PARTY TRANSACTIONS

Compensation of key management personnel

Key management includes members of the Board, the President and Chief Executive Officer, the VP Strategy & Chief Financial Officer, the Company’s Senior Vice-President, and the VP Exploration. The aggregate total compensation paid, or payable to key management for employee services is shown below:

	Three months ended
	March 31, 2019	March 31, 2018
Salaries and other short-term employee benefits	$278,232	$280,750
Share-based payments and Restricted Shares	258,225	298,552
Total	$536,457	$579,302

An additional amount of $15,000 through the three-months ended March 31, 2019 (2018: $15,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company, is a principal for employee service; $15,000 is payable at March 31, 2019 (December 31, 2018: $45,000). Mr. Farncomb’s base salary is paid in part directly, and in part to Cairn, in consideration of general management and administrative services rendered through Cairn.

There was no amount payable for salaries and other short-term employee benefits as at March 31, 2019 (December 31, 2018: $148,750). An amount of $48,750 earned by the directors of the Company relating to directors’ fees for the three months ended March 31, 2019 (2018: $48,750) is included in the table above, all of which is payable at March 31, 2019 (December 31, 2018: $ 48,750).

Options have previously been granted, and director fees were paid and are payable to Mr. Charlie Davies, one of Waterton Nevada’s Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

Other

Contact Gold’s related parties also include (i) its subsidiaries; and (ii) Waterton Nevada as a reflection of its 37% ownership interest in the Company, its preferred shareholding and the right Waterton Nevada holds to put forward two nominees to the Board.

Pursuant to the Disposal Agreement, the Company sold the Golden Cloud and Santa Renia mineral properties to Waterton Nevada in exchange for cash consideration in the amount of $560,951 during the year ended December 31, 2018 (Note 5(e)). Total cash consideration received of $639,959, included an amount of $79,008 as reimbursement of Claims Maintenance fees.

Waterton Nevada also purchased 3,603,020 Contact Shares in the March Private Placement (Note 7), and 8,448,000 Contact Shares in the Prospectus Offering subsequent to period end (Note 15(b)). An additional 750,629 Contact Shares were issued to Waterton Nevada pursuant to the conversion of the Private Placement Rights on May 22, 2019.

11.	SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA. Accordingly, the Company’s operations are in one commercial and two geographic segments. The Contact Gold Properties (Note 5) and the Bonding Deposit (Note 4) are held by the Company in Nevada. The remaining assets and liabilities including cash and cash equivalents, prepaids and receivables, and the company’s obligations reside in both of the Company’s two geographic locations. The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. Net loss is distributed by geographic segment per the table below:

	Three months ended
	March 31, 2019	March 31, 2018
Canada	$1,161,457	$603,907
United States	615,838	644,689
	$1,777,295	$1,248,596

The Company is in the exploration stage and accordingly, has no reportable segment revenues.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

12.	FINANCIAL RISK MANAGEMENT

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company’s financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, the Cobb Creek obligation, the Private Placement Rights, and the Contact Preferred Shares and related Embedded Derivatives. It is management's opinion that with the exception of the Contact Preferred Shares and the Embedded Derivatives: (i) the Company is not exposed to significant interest, foreign exchange or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in these Interim Financial Statements.

Contact Preferred Shares, the Embedded Derivatives and the Private Placement Rights are each considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company’s share price, and (in the case of the former two instruments) the rate of CAD/USD foreign exchange, and the Company’s credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold’s credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the United States. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. The balance of receivables due and the bonding deposit, are with the Canadian and United States governments, respectively. As at March 31, 2019, the balance of cash and cash equivalents held on deposit was $2,216,266 (December 31, 2018: $545,164).

The Company has not experienced any losses in such amounts and believes it is not exposed to any significant risks on its cash and cash equivalents in bank accounts.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital in order to meet short-term business requirements, after taking into account cash flows from operations, expected capital expenditures and the Company’s holdings of cash. The Company’s most significant area of potential liquidity risk relates to the obligation to satisfy the Contact Preferred Shares upon redemption. There will be significant equity dilution upon satisfaction of the Redemption Amount; there is no certainty that the Company would be able to raise sufficient capital to meet this obligation. In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long-term objectives. The Company’s financial liabilities of payables and accrued liabilities are payable within a 90-day period and are to be funded from cash on hand.

Interest rate risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company’s current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market risk - foreign exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company’s operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company’s exploration property expenditures will be incurred in US dollars. The fluctuation of the Canadian dollar in relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $4,969 increase or decrease, respectively, in the Company’s March 31, 2019 cash balance. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

Fair Value Estimation

With the exception of the Contact Preferred Shares (Note 8), and other non-current liabilities (Note 5(d)), the carrying value of the Company’s financial assets and liabilities approximates their estimated fair value due to their short-term nature.

CONTACT GOLD CORP.
Notes to the Condensed Interim Consolidated Financial Statements
Three months ended March 31, 2019
(Expressed in Canadian dollars, unless otherwise noted - unaudited)

13.	CAPITAL MANAGEMENT

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company is currently not subject to externally imposed capital requirements. As the Company is currently in the exploration phase, with exception of the Contact Preferred Shares, the Rights, and the Cobb Creek obligation, none of its financial instruments are exposed to market risks; however, the Company’s ability to obtain long-term financing, and its economic viability, may be affected by market risks (Note 12) and volatility thereof.

The Company relies upon management to manage capital in order to safeguard the Company’s ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company’s current capital consists of equity funding through private issuances of common shares, preferred shares and a deficit incurred through operations. The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate the management of its capital requirements, the Company undertakes an annual budget process that will be updated as necessary depending on various factors, including successful capital deployment and general industry conditions. There were no changes in the Company’s approach to capital management during the three-month period ended March 31, 2019.

14.	SUPPLEMENTAL CASH FLOW INFORMATION

	Three months ended	Three months ended
	March 31, 2019	March 31, 2018
Non-cash financing and investing transactions
Issuances of Contact Shares pursuant to acquisition of East Bailey	-	112,500
	$-	$112,500

15.	SUBSEQUENT EVENTS

a) Option grant

On April 3, 2019 the Company awarded 1,670,000 Options to directors, officers and employees, exercisable at $0.275 with a five-year expiry; vesting in thirds over a period of three years.

b) Prospectus Offering and conversion of Private Placement Rights

To maintain financial flexibility, on October 24, 2018, the Company filed a Short form base prospectus (the "Shelf Prospectus") with the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions").

The Shelf Prospectus will, subject to securities regulatory requirements, enable Contact Gold to make offerings of up to $30 million of any combination of Contact Shares, debt securities, subscription receipts, units and warrants (all of the foregoing, collectively, the "Securities") during the 25-month period that the Shelf Prospectus, including any amendments thereto, remains valid. The specific terms of any future offering of Securities will be established in a prospectus supplement to the Shelf Prospectus, which supplement will be filed with the applicable Canadian securities regulatory authorities.

On May 22, 2019, pursuant to (i) a prospectus supplement (the "Prospectus Supplement") to the Shelf Prospectus, and (ii) an offering statement filed on Form 1-A, which includes an offering circular (the "Offering Statement"), pursuant to Regulation A under the Securities Act, filed with the United States Securities and Exchange Commission, the Company closed an offering of 20,000,000 Contact Shares at a price of $0.20 per Contact Share (the "Prospectus Offering"). Pursuant to having closed the Prospectus Offering at a Contact Share price lower than the Placement Price, the March Private Placement Qualified Offering criterion was met, and the Private Placement Rights were converted on May 22, 2019 resulting in the issuance of 2,047,398 additional Contact Shares (Note 7). As a consequence of the conversion of the Private Placement Rights, the effective price per Contact Share issued in the March Private Placement was $0.24.

The Company has granted the underwriters of the Prospectus Offering an option (the “Over-Allotment Option”), exercisable in whole or in part, in their sole discretion, for a period of 30 days from the closing of the Prospectus Offering, to purchase up to an additional 15% of the Contact Shares sold pursuant to the Prospectus Offering, on the same terms and at the same price as the Contact Shares sold under the Prospectus Offering, to cover over-allotments, if any. The Over-Allotment Option remains open as at the date of the Interim Financial Statements.

Further to its participation in the March Private Placement and the Prospectus Offering, Waterton Nevada holds a 38% interest in the Company.